                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D. C. 20549


                                    FORM 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                       DATE OF REPORT:  October 14, 1998



                                NCR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         MARYLAND                       001-00395                31-0387920
(STATE OR OTHER JURISDICTION           (COMMISSION            (I.R.S. EMPLOYER
     OF INCORPORATION)                 FILE NUMBER)          IDENTIFICATION NO.)



                   1700 S. PATTERSON BLVD., DAYTON, OH 45479
                                 (937) 445-5000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

Item 5. Other Events

     The Registrant's news release dated October 14, 1998, with respect to its financial results for the quarter ended September 30, 1998, including condensed consolidated balance sheets as of September 30, 1998, and condensed consolidated statements of operations, consolidated revenue summary, and condensed consolidated statements of cash flows for the three and nine month periods ended September 30, 1998, is attached and incorporated herein by reference.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         NCR Corporation

Date: October 15, 1998                   By:   /s/ David Bearman
                                              -------------------------
                                              David Bearman, Senior
                                              Vice President and Chief
                                              Financial Officer


News Release
--------------------------------------------------------------------------------
For further information:

Anthony Sprauve
937-445-2311 (office)
937-223-1166 (home)
Anthony.Sprauve@DaytonOH.NCR.COM

For Release on Wednesday October 14, 1998
-----------------------------------------

             NCR Reports Third-Quarter Earnings per Share of $0.25;
                        Operating Profit of $33 Million

                Data Warehousing Order Growth Exceeds 80 Percent

     DAYTON, Ohio -- Continuing its progress toward consistent profitability, NCR Corporation today announced net income of $25 million, or $0.25 per share, for the third quarter ended September 30, 1998, compared to a loss of $0.09 per share in the year ago period. Operating income improved to $33 million from an operating loss of $16 million a year ago. The results exceeded consensus analyst expectations.

     "We are continuing to make strong progress in executing our strategy as a solutions company," said NCR Chairman and CEO Lars Nyberg. "Almost all of the key barometers we use to monitor our business show steady improvement despite a weakening economic environment.

As we move toward further success in the fourth quarter, we intend to meet or exceed the expectations of our shareholders and the financial community.

     "We are strengthening our revenue trends and gross margins, while improving our expense ratio and tax rate," Nyberg said. "We are winning share in the ATM business and, most importantly, the strength of data warehousing orders is indicative of NCR's expanding presence in this fast growing segment. We are not declaring victory yet, but we are clearly showing progress," he added.

     Nyberg said that the recently announced availability of Teradata database on the Windows NT operating system will help expand NCR's data warehouses presence in this high-growth market segment. He added, "While we hope to see the economic conditions around the world improve, our results are dependent on far more than revenue growth. We still have a lot to do to fix our cost and expense structure and lower the tax rate."

     This marks NCR's eleventh consecutive quarter of improved earnings per share compared to the prior year quarter. For the three quarters of 1998, operating income is up $75 million to $22 million versus a loss of $53 million in 1997. Net income increased $34 million from 1997's third quarter loss of $9 million. Year-to-date, earnings per diluted share are $0.71 versus a loss of $0.28 per share a year ago.

     Gross margin in the quarter, as a percentage of revenue, rose nearly one percentage point from 28.7 percent to 29.6 percent. For the year, gross margin is 29.0 percent of revenue as compared to 28.4 percent during the same period a year ago.

     Revenue in the quarter was flat at $1.555 billion, primarily because of the planned exit from selling commodity computer systems not included in a solution (down 18 percent from a year ago). On a local currency basis, revenue was up two percent. In dollar terms, total orders were up two percent compared to the same period last year and up four percent on a local currency basis.

                                     Orders
                                     ------

     Total NCR orders were up slightly compared to year-ago levels, and were negatively impacted two percentage points because of currency. Enterprise servers, computers and software used for data warehouses, recorded order growth in excess of eighty percent. Retail products and professional services orders exhibited strong growth. Offsetting these gains was a small decline in orders for financial products. As planned, other computer products orders declined more than twenty-five percent. This product group includes many products NCR once sold in volume but today sells largely as a solution component. By geographic region, orders in the Americas and Europe/Middle East/Africa regions grew well. Orders in Japan and the Asia Pacific regions dropped significantly.

                                    Revenue
                                    -------

     Worldwide revenues were down one percent on a dollar reported basis but were up two percent on a local currency basis. Revenue growth was led by financial products. In addition, enterprise servers, professional services and customer services recorded revenue growth. Similar to orders, the largest decline in revenue for the quarter was in the other computer products group. In terms of NCR's operating segments, Financial and Retail industry revenues were up, while all the other industry segments were flat. On a geographic basis, revenue was up ten percent in the Americas and up two percent in Europe/Middle East/Africa, respectively, but down twenty-four percent in Japan and thirty percent in the Asia/Pacific region, respectively. The negative impact from currency translations included in these declines was eleven percentage points in Japan and thirteen percentage points in the Asia/Pacific regions.

                                  Gross Margin
                                  ------------

     Total gross margin for NCR products and services increased nearly one percentage point to 29.6 percent from 28.7 percent in last year's third quarter. Products and systems gross margin increased 3.2 percentage points of revenue, while services gross margin decreased 1.7 percentage points of revenue. Gross margins were favorably impacted by the recent decision to reduce retiree health care coverage.

                                    Expenses
                                    --------

     Total expenses in the third quarter were $428 million compared to $465 million in the period a year ago, a decline of eight percent. Selling, general and administrative expenses were $342 million, or 21.9 percent of revenue in the quarter, compared to $368 million, or 23.5 percent of revenue a year ago. Research and development expenses were $86 million, or 5.5 percent of revenue, versus $97 million, or 6.2 percent of revenue, last year. As in gross margins, the favorable impact from reduced retiree health care coverage helped drive expenses lower.

                                  Income Taxes
                                  ------------

     Income tax expense in the quarter was $17 million, based on an annual effective tax rate of 45 percent, compared to $2 million in the year ago period.

                                 Balance Sheet
                                 -------------

     NCR ended the third quarter in a strong financial position with $536 million in cash and short-term investments, down from $1.129 billion at the end of 1997. This decrease was largely due to the purchase of the minority interest in NCR's Japanese subsidiary and a common stock repurchase program initiated in the second quarter of 1998. At this point, NCR has completed the $200 million share buyback, purchasing 6.3 million shares at an average price of $31.80. As of September 30, 1998, NCR had debt of $108 million and total shareholders' equity of $1.267 billion.

     As of September 30, 1998, NCR employed 34,600 people worldwide, including contractors, a decline of 400 from the second quarter of 1998 and down 3,900 from the year ago level.

     NCR Corporation (NYSE:NCR) is a recognized world leader in data warehousing solutions, ATMs, point-of-sale, high performance scanners and support services for retail, financial and national accounts markets. NCR's business solutions are built on the foundation of the company's long-established industry knowledge and consulting expertise, value-adding software, global customer support services, a complete line of consumable and media products, and world-leading hardware technology. More information about NCR and its products may be found on the Internet at www.ncr.com.

                             Financial Information
                             ---------------------

     Detailed financial information regarding NCR's third quarter results is available on the Internet: http://www.ncr.com. NCR's senior vice president and Chief Financial Officer, David Bearman, will also discuss the company's financial performance in a taped broadcast.

     Access is available beginning at 11:30 A.M. (EDT) today continuing until 5:00 P.M. (EDT) on October 16, 1998. The broadcast can be accessed by calling
(402) 220-5185.

NOTE TO INVESTORS:
------------------

     This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions, and future financial performance. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR's actual results to differ materially.

     In addition to the factors discussed in this release, other risks and uncertainties include the timely development, production or acquisition, and market acceptance of new and existing products and services; shifts in market demands; continued competitive factors and pricing pressures; short product-cycles and rapidly changing technologies; turnover of workforce and the ability to attract and retain skilled employees; tax rates; ability to execute the company's business plan; general economic and business conditions; and other factors detailed from time to time in the company's Securities and Exchange Commission reports and the company's annual reports to stockholders. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                NCR CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                    (in millions, except per share amounts)

                                             For the Periods Ended September 30
                                             ----------------------------------
                                               Three Months       Nine Months
                                             ----------------    --------------
                                              1998     1997       1998    1997
                                             -------  -------    ------  ------

Revenue                                      $1,555   $1,563     $4,438  $4,597

Gross Margin                                    461      449      1,287   1,307
   % of Revenue                                29.6%    28.7%      29.0%   28.4%
                                             ------   ------     ------  ------
Expenses                                        428      465      1,265   1,360
   % of Revenue                                27.5%    29.8%      28.5%   29.6%
                                             ------   ------     ------  ------

Income (Loss) from Operations                    33      (16)        22     (53)
   % of Revenue                                 2.1%    -1.0%       0.5%   -1.2%

Interest and other income (expense), net          9        9         57      33
Non-recurring gain from asset disposition         -        -         55       -
                                             ------   ------     ------  ------

Income (Loss) Before Income Taxes                42       (7)       134     (20)

Income tax expense                               17        2         61       9
                                             ------   ------     ------  ------
Net Income (Loss)                            $   25   $   (9)    $   73  $  (29)
   % of Revenue                                 1.6%    -0.6%       1.7%   -0.6%
                                             ======   ======     ======  ======

Net Income (Loss) per Common Share
   Basic                                     $ 0.25   $ (0.9)    $ 0.72   $(0.28)
   Diluted                                   $ 0.25   $ (0.9)    $ 0.71   $(0.28)
Weighted Average Common
  Shares Outstanding
   Basic                                       99.9    102.5      101.9    102.0
   Diluted                                    100.7    102.5      102.9    102.0

Excluding the non-recurring gain, year-to-date net income is $43 million and diluted EPS is $0.42.

                                NCR CORPORATION
                          CONSOLIDATED REVENUE SUMMARY
                                  (Unaudited)
                                 (in millions)

                                     For the Periods Ended September 30
                                     ----------------------------------
                                        Three Months     Nine Months
                                       --------------  --------------
                                        1998    1997    1998    1997
                                       ------  ------  ------  ------

By Product Line

Retail Products                        $  116  $  121  $  315  $  334

Financial Products                        260     230     719     679

Enterprise Servers                        125     120     300     294

Other Computer Products                   219     268     651     797

Systemedia                                120     120     358     367

Customer Support Services                 529     525   1,568   1,572

Professional Services                     147     142     416     429

Other Products & Services                  39      37     111     125
                                       ------  ------  ------  ------

Total Revenues                         $1,555  $1,563  $4,438  $4,597
                                       ======  ======  ======  ======


                                     For the Periods Ended September 30
                                     ----------------------------------
                                        Three Months     Nine Months
                                       --------------  --------------
                                        1998    1997    1998    1997
                                       ------  ------  ------  ------

By Industry/Customer Served

Retail Industry                        $  348  $  345  $  972  $  972

Financial Industry                        696     665   1,951   1,943

National Accounts Solutions Group         359     359   1,032   1,085

Systemedia                                120     120     358     367

Other                                      32      74     125     230
                                       ------  ------  ------  ------

Total Revenues                         $1,555  $1,563  $4,438  $4,597
                                       ======  ======  ======  ======

                                NCR CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in millions)

                                              September 30   December 31  September 30
                                                  1998          1997          1997
                                              -------------  -----------  -------------
                                               (Unaudited)                 (Unaudited)
Assets
Current assets
   Cash and short-term investments                $  536        $1,129        $1,027
   Accounts receivable, net                        1,485         1,471         1,363
   Inventories                                       458           489           540
   Other current assets                              168           182           236
                                                  ------        ------        ------
Total Current Assets                               2,647         3,271         3,166
Property, plant and equipment, net                 1,089         1,106         1,118
Other assets                                       1,089           916           841
                                                  ------        ------        ------
Total Assets                                      $4,825        $5,293        $5,125
                                                  ======        ======        ======

Liabilities and Shareholders' Equity
Current liabilities
   Short-term borrowings                          $   75        $   59        $   69
   Accounts payable                                  293           378           300
   Other current liabilities                       1,484         1,527         1,485
                                                  ------        ------        ------
Total Current Liabilities                          1,852         1,964         1,854
Long-term debt                                        33            35            36
Other long-term liabilities                        1,673         1,941         1,877
                                                  ------        ------        ------
Total Liabilities                                  3,558         3,940         3,767
Total Shareholders' Equity                         1,267         1,353         1,358
                                                  ------        ------        ------
Total Liabilities and Shareholders' Equity        $4,825        $5,293        $5,125
                                                  ======        ======        ======

                                NCR CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                 (in millions)

                                                     For the Periods Ended September 30
                                                     ----------------------------------
                                                        Three Months     Nine Months
                                                       --------------  ---------------
                                                        1998    1997    1998     1997
                                                       ------  ------  ------   ------

Operating Activities
Net income (loss)                                      $  25   $  (9)  $   73   $  (29)
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
   Depreciation and amortization                          90      92      274      278
   Net gain on sales of assets                             -       -      (55)       -
Changes in operating assets and liabilities:
   Receivables                                           (13)     83       (6)      94
   Inventories                                            (7)    (23)     (56)    (101)
   Other                                                (129)   (193)    (357)    (218)
                                                       -----   -----    -----   ------
Net Cash Provided by (Used In )Operating Activities      (34)    (50)    (127)      24
                                                       -----   -----    -----   ------

Investing Activities
Short-term investments, net                               84      63      150     (214)
Expenditures for service parts and property,
  plant, and equipment                                   (95)    (66)    (243)    (215)
Acquisition of minority interest in subsidiary             -       -     (271)       -
Proceeds from sales of facilities and other assets         -       -      172        -
Other investing activities                                 1      (6)      26        9
                                                       -----   -----    -----   ------
Net Cash Provided by (Used in) Investing Activities      (10)     (9)    (166)    (420)
                                                       -----   -----    -----   ------

Financing Activities
Treasury stock acquired                                 (122)      -     (200)       -
Short-term borrowings, net                                 6      13       16       41
Long-term debt, net                                        -       0       (2)     (12)
Other financing activities                                 5      11       44       29
                                                       -----   -----    -----   ------
Net Cash Provided by (Used in) Financing Activities     (111)     24     (142)      58
                                                       -----   -----    -----   ------

Effect of exchange rate changes on cash
 and cash equivalents                                      5     (31)      (8)     (52)
                                                       -----   -----    -----   ------

Increase (Decrease) in Cash and Cash Equivalents        (150)    (66)    (443)    (390)
Cash and Cash Equivalents at Beginning of Period         593     839      886    1,163
                                                       -----   -----    -----   ------

Cash and Cash Equivalents at End of Period             $ 443   $(773)   $ 443   $  773
                                                       =====   =====    =====   ======